SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) February 27, 2006
AUTONATION, INC.
(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	1-13107	73-1105145

(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 S.E. 6th Street
Ft. Lauderdale, Florida 33301
(Address Of Principal Executive Offices, Including Zip Code)
Registrant’s Telephone Number, Including Area Code (954) 769-6000
(Former Name Or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
In response to a comment letter that AutoNation, Inc. (the “Company”) received from the Staff of the Securities and Exchange Commission (the “SEC”) in connection with a customary review of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, we recently have reevaluated the presentation of certain information regarding our vehicle floorplan payable in our consolidated statements of cash flows. As a result of this reevaluation, as well as discussions with the Staff of the SEC and similar restatements made by other public automotive retailers in recent weeks, on February 27, 2006 the Audit Committee of the Board of Directors of the Company concluded to restate the Company’s consolidated statements of cash flows for the years ended December 31, 2004 and 2003 to reclassify cash flows relating to non-trade vehicle floorplan payable from operating cash flows to financing cash flows (as described in more detail below) in conformity with Statement of Financial Accounting Standards No. 95 “Statement of Cash Flows” (“SFAS 95”). This change in presentation has no impact on previously reported net income, earnings per share, revenue, cash and cash equivalents, total assets, shareholders’ equity, total cash (used in) provided by continuing operations or on the Company’s conclusion that its disclosure controls and procedures were effective as reflected in any of the Company’s previously issued consolidated financial statements. The change in presentation also will not affect the Company’s compliance with any financial covenant or debt instrument with respect to any of the Company’s indebtedness. The Company will include the restated consolidated statements of cash flows for the years ended December 31, 2004 and 2003 in the consolidated financial statements included within its Annual Report on Form 10-K for the year ended December 31, 2005. The Company will not restate consolidated financial statements for quarterly periods ended within fiscal year 2005.
The Company’s dealership subsidiaries finance substantially all of their new vehicle inventories under revolving floorplan notes payable with lenders affiliated with the vehicle manufacturer with which such subsidiary holds a franchise (“trade lenders”). To a lesser extent, our dealership subsidiaries obtain new vehicle floorplan financing from lenders that are not affiliated with the manufacturer with which a subsidiary holds a franchise, and in very limited circumstances our dealerships obtain floorplan financing with respect to used vehicles (lenders in these contexts are referred to as “non-trade lenders”). We previously have reported all cash flows arising in connection with changes in vehicle floorplan payable (whether with trade lenders or non-trade lenders) as an operating activity in our consolidated statements of cash flows and all amounts due under our vehicle floorplan payable under the caption “Vehicle floorplan payable” in our consolidated balance sheets.
The consolidated statements of cash flows included in the consolidated financial statements that will be filed with our Annual Report on Form 10-K for the year ended December 31, 2005 reflect vehicle floorplan borrowings and repayments from trade lenders as an item of cash flows from operating activities and vehicle floorplan borrowings and repayments from non-trade lenders as an item of cash flows from financing activities, in each case on a net basis. The consolidated balance sheets included in such consolidated financial statements reflect vehicle floorplan payable to trade lenders as “Vehicle floorplan payable — trade” and vehicle floorplan payable to non-trade lenders as “Vehicle floorplan payable — non-trade”. The presentation in the consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2005 will have the effect of increasing reported cash provided from operating activities and reported cash used in financing activities in 2004 and 2003 as compared to our previously filed consolidated financial statements regarding such periods. In light of the foregoing, on February 27, 2006 the Audit Committee of the Board of Directors of the Company determined that our previously issued consolidated financial statements for the years ended December 31, 2004 and 2003 and related reports of independent registered public accounting firm should no longer be relied upon.
The following chart summarizes the effects of the restatement of the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003:

	For the Years Ended December 31,
	2004	2003
Net cash from operating activities as previously reported	$441.8	$365.8
Discontinued operations	(22.3)	(5.7)
Restatement of floor plan notes payable — non-trade:
Continuing operations	143.3	121.3
Discontinued operations	.8	(.1)

Reported net cash from operating activities	$563.6	$481.3

Net cash from financing activities as previously reported	$(156.4)	$(294.5)
Restatement of floor plan notes payable — non-trade:
Continuing operations	(143.3)	(121.3)
Discontinued operations	(.8)	.1

Reported net cash from financing activities	$(300.5)	$(415.7)

The Company has no evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Audit Committee and the executive officers of the Company have discussed the matters disclosed in this Current Report on Form 8-K with KPMG LLP, the Company’s independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC. (Registrant)
By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President, General Counsel and Secretary

Dated: February 27, 2006

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